                                  EXHIBIT 11.1

                                 METROCALL, INC.

                 STATEMENT RE COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                                                    1999                2000               2001
                                                                 ----------         -----------         -----------
Net loss                                                          $ (172,484)        $ (214,554)         $ (612,809)
     Preferred dividends                                             (16,462)            (9,816)            (10,391)
     Gain on repurchase of Series B Preferred                          2,208                  -                   -
     Exchange inducement on Series C Preferred                             -             (6,308)                  -
                                                                  ----------         ----------          ----------
Net loss attributable to common stockholders                      $ (186,738)        $ (230,678)         $ (623,200)
                                                                  ==========         ==========          ==========

Weighted-average shares outstanding:
       Shares outstanding, beginning of period                        41,583             41,901              89,214
       Shares issued to investors                                          -             18,469                   -
       Share issued for exercise of stock options                          -                418                   -
       Share issued for exercise of stock warrants                         -                965                   -
       Shares issued in exchange for series C preferred                    -             10,453                   -
       Shares issued for debt retirement                                   -              4,464                   -
       Shares issued in employee stock purchase plan                     191                314                 761
                                                                  ----------         ----------          ----------
Weighted-average shares outstanding                                   41,774             76,984              89,975
                                                                  ==========         ==========          ==========

Loss per share attributable to common stockholders                $    (4.47)        $    (3.00)         $    (6.93)
                                                                  ==========         ==========          ==========